Pricing Supplement Dated March 16, 2001                           Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                       File No. 333-55440

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                        Medium-Term Notes - Floating Rate

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Agent:                       Lehman Brothers
Principal Amount:            $250,000,000.00
Agent's Discount
  or Commission:             $342,500.00
Net Proceeds to Company:     $249,657,500.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  03/21/01
Maturity Date:               03/22/04

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Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                               (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each March 22, June 22, September 22, and December 22.
                        The first  interest  reset date will be March 21, 2002.
                        The final reset date will be December 22, 2003.

Interest Payment Dates: Each March 22, June 22, September 22, and  December 22
                        commencing  June 22, 2001 and ending  March 22, 2004.

Index Maturity:         3 Months
Spread (+/-):           +.85%

Day Count Convention:
      /X/ Actual/360 for the period from March 21,2001 to March 22, 2004 / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form: /X/  Book-Entry              / /  Certificated
Other:/X/  Principal               / /  Agent

If as principal:
      / / The Notes are being offered at varying prices  related to prevailing market prices at time of resale.
      /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as agent:
      The Notes are being offered at a fixed initial public offering price of XX% of principal amount.